Exhibit 10.28
PARTIAL ASSIGNMENT OF LICENSE AGREEMENT

This Partial Assignment of License Agreement (this “Agreement”) is made as of the 11th day of October, 2007 by and among Findex.com, Inc., a Nevada corporation with its principal place of business located at 620 North 129th Street, Omaha, NE 68154 (“Assignor”), ACS Technologies Group, Inc., a South Carolina corporation with its principal place of business located at 180 Dunbarton Drive, Florence, SC 29501 (“Assignee”), and Riverdeep Inc., A Limited Liability Company, a Delaware LLC, with its principal place of business located at 100 Pine Street, Suite 1900, San Francisco, CA 94111 (“Licensor”) (Assignor, Assignee and Licensor shall be referred to hereinafter individually as a “party” and collectively as the “parties”).

WHEREAS, Licensor is the current owner of certain intellectual property relating to a church management and administration software product currently marketed and known as “Membership Plus” (the “Membership Plus Intellectual Property”) which Membership Plus Intellectual Property, among other intellectual property, was licensed to Assignor pursuant to a certain Software License Agreement dated June 30, 1999 between Assignor and Parsons Technology, Inc., a California corporation, a copy of which is annexed hereto as Exhibit A (the “License Agreement”);

WHEREAS, Assignor maintains certain rights under the License Agreement as of the date hereof, but now wishes to assign such rights to Assignee as part of an asset sale conveying the Membership Plus product line and business (the “Contemplated Asset Sale”) involving, inter alia, a certain asset purchase agreement by and between Assignor and Assignee entered into contemporaneously herewith (the “Asset Purchase Agreement”);

WHEREAS, as part of the Contemplated Asset Sale, and included in the Asset Purchase Agreement, Assignee wishes to acquire all of Assignor’s rights and interest in and to all of the Membership Plus Intellectual Property under the License Agreement;

WHEREAS, in accordance with Section 13.3 of the License Agreement, a valid assignment of Assignor’s rights and interest in and to all of the Membership Plus Intellectual Property under the License Agreement requires the express written consent of Licensor;

WHEREAS, subject to the terms and provisions contained herein, Licensor desires to provide the requisite consent to the contemplated assignment on a partial assignment basis and subject to the written terms and conditions of an agreement by and between Licensor and Assignor; and

WHEREAS, Licensor is not a party to the Asset Purchase Agreement;

NOW, the parties hereby agree as follows:

1. Assignment. In consideration of the “Purchase Price” (as defined in the Asset Purchase Agreement) paid by the Assignee to the Assignor pursuant to the Asset Purchase Agreement, Assignor irrevocably assigns to Assignee all of its rights, title and interest in and to the Acquired Assets (as defined in the Asset Purchase Agreement), including without limitation all rights, title and interest of Assignor specifically associated with or corresponding to the Membership Plus Intellectual Property arising under the License Agreement.

2. Assumption of Obligations. Assignee expressly assumes all economic and other obligations of Assignor specifically associated with or corresponding to the Membership Plus Intellectual Property arising under the License Agreement and maturing or to be performed from and after the date hereof; provided, however, that Assignee shall not be deemed to have assumed any obligations under the License Agreement maturing or to be performed prior to the date hereof or associated with or corresponding to any licensed intellectual property other than the Membership Plus Intellectual Property.

3. Contingent Reversion of Obligations. Notwithstanding the assignments noted herein, Assignor expressly guarantees all economic and other obligations under the License Agreement, including without limitation, any indemnification obligations.

4. Indemnification By Assignor. From and after the date hereof, Assignor shall reimburse, indemnify and hold harmless Licensor against and in respect of:

(a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Licensor that result from, relate to or arise out of any and all claims made by Assignee with respect to the License Agreement or any breach thereof; and

(b) any and all actions, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing.

5. Consent of Licensor; Amendment of License Agreement. Subject to the terms and conditions set forth in this Agreement, and specifically for purposes of Section 13.3 of the License Agreement, Licensor consents to the assignment by Assignor to Assignee of all rights, title and interest of Assignor specifically associated with or corresponding to the Membership Plus Intellectual Property arising under the License Agreement. The parties expressly acknowledge and agree that the licenses granted to Assignor and Assignee under the License Agreement are perpetual, as set forth in Sections 2.1 and 2.2 of the License Agreement. For clarification purposes, the provisions of Section 5.4 of the License Agreement are hereby deleted in their entirety and replaced with the following: “Sections 1, 2, 3, 5.4, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive any termination of this Agreement.”

6.  Entire Agreement. Except for the License Agreement, the Asset Purchase Agreement, and any other agreements executed contemporaneously herewith as part of the Contemplated Asset Sale, this Agreement, contains the entire understanding and agreement between or among the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between or among them respecting the subject matter hereof.

7.  Amendment. This Agreement may be amended only by a writing signed by each of the parties.

8.  Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

9.  Agreement to Perform Necessary Acts. Assignor and Assignee shall each perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

10.  Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of California.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

FINDEX.COM, INC.   ACS TECHNOLOGIES GROUP, INC.

By: /s/ Steven Malone   By: /s/ J. Craig Hearon
Name: Steven Malone   Name: J. Craig Hearon
Title: Chief Executive Officer    Title: Chief Operating and Financial Officer

RIVERDEEP INC., A LIMITED LIABILITY COMPANY

By: /s/ Kirsten N. Mellor
Name: Kirsten N. Mellor
Title: Vice President